Exhibit 99.1

Viveve Announces Preliminary 2017 Fourth Quarter and Year-End Financial Results and Provides 2018 Revenue Guidance

Company reports $15.3 million in full year 2017 revenue and projects $22-24 million in anticipated revenue for 2018

ENGLEWOOD, CO – January 4, 2018 -- Viveve Medical Inc. (NASDAQ: VIVE), a medical technology company focused on women's health and wellness, today reported preliminary financial results for the three months and full year ended December 31, 2017.

“Viveve has continued its rapid commercial expansion and with the preliminary close of our 2017 fourth quarter and year-end financial results, we are pleased to report increasing demand for our globally patented cryogen-cooled monopolar radiofrequency (CMRF) technology and the GENEVEVE™ treatment and believe the numbers reflect the positive and enthusiastic feedback we have received from distributors, physicians and patients around the world. As we continue to build our global distribution and sales network, we are well-positioned for further adoption, utilization and sales growth in all of our target markets in 2018,” said Patricia Scheller, chief executive officer and director of Viveve.

“Viveve now has a commercial installed base of 444 systems worldwide, 80 of which were sold in the fourth quarter of 2017,” said Scott Durbin, Viveve’s chief financial officer. “Based on the momentum of our global commercialization efforts and proven benefits of our technology for both clinicians and patients, we project full year revenue for 2018 between $22 million and $24 million.”

Fourth Quarter 2017 Preliminary Financial Results

Estimated total revenue from the sale of 80 Viveve Systems worldwide (57 in North America), approximately 2,600 disposable treatment tips and other ancillary consumables during the three months ended December 31, 2017, is expected to be approximately $5.1 million, representing a 25% increase over total revenue for the quarterly period ended September 30, 2017 and a 108% increase for the quarter year-over-year.

Full Year 2017 Preliminary Financial Results

Estimated revenue for the full year 2017 totaled approximately $15.3 million from the sale of 227 Viveve Systems worldwide (160 in North America) and approximately 10,800 disposable treatment tips, compared to revenue of $7.1 million for the full year 2016, an increase of $8.2 million or 115% year-over-year.

Cash and cash equivalents were approximately $20.4 million as of December 31, 2017, an increase of $12.3 million from $8.1 million as of December 31, 2016.

Viveve’s 2017 fourth quarter and year-end anticipated revenue results are preliminary and based on the most current information available and are subject to completion of the consolidated financial statements. The company plans to report its final fourth quarter and year-end 2017 financial results in March 2018.

About Viveve

Viveve Medical, Inc. is a women's health and wellness company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System, that delivers the GENEVEVE™ treatment, incorporates clinically-proven cryogen-cooled, monopolar radiofrequency (CMRF) energy-based technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate robust neocollagenesis in one 30-minute in-office session.

International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications from over 55 countries. Consistent with these approvals, Viveve is seeking an IDE from the FDA to conduct a pivotal study on use of the device for improvement in sexual function. Currently, in the United States, the Viveve System is cleared by the FDA for general surgical procedures for electrocoagulation and hemostasis.

InControl Products by Viveve are FDA cleared medical devices that treat stress, urge, and mixed incontinence conditions and products to improve pelvic floor strength. Viveve exclusively distributes InControl Medical’s products to healthcare providers in the United States.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.

Geneveve is a trademark of Viveve, Inc.

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